EXHIBIT 10.57

AMENDMENT TO EMPLOYMENT AND POST-EMPLOYMENT COVENANTS AGREEMENT
This Amendment to Employment and Post-Employment Covenants Agreement (“Amendment”) is made as of the 23rd day of January, 2019 (the “Effective Date”) by and between Burger King Corporation (the “Company”) and Daniel Schwartz (“Schwartz”) (each a “Party” and, collectively, the “Parties”), to that certain Employment and Post-Employment Covenants Agreement between the Parties dated as of February 9, 2015, as such agreement may have been amended from time to time, that governs the terms and conditions of Schwartz’s employment with the Company (the “Agreement”). Unless defined herein, capitalized terms used in this Amendment shall have the meanings ascribed to them in the Agreement.

WHEREAS, the Parties desire to amend the Agreement as more particularly set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained in this Amendment and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree that the Agreement is amended as follows, effective as of the Effective Date. The Parties acknowledge that this Amendment is not applicable to any period(s) prior to the Effective Date.

1.
Term of Employment. Section 2(a) of the Agreement is amended to provide that the term of the Agreement, and therefore Schwartz’s employment with the Company, shall terminate on September 30, 2019 (the “Termination Date”). Schwartz hereby waives any right or entitlement he may have had, if any, under the Agreement to receive pay in lieu of notice and severance pay upon the termination of his employment on the Termination Date.

2.	Annual Incentive Compensation. Section 4 of the Agreement is deleted in its entirety and replaced with the following:

“4. Annual Incentive Compensation. Executive shall not be eligible to participate in any annual bonus program or other annual incentive plan adopted or maintained by the Company with respect to calendar year 2019.”

3.
Tax Equalization and Tax Preparation. The tax equalization and tax preparation obligations of the Company described in Section 6(a) and Section 6(b) of the Agreement shall survive termination of the Employment Agreement, including but not limited to equalization for taxes assessed on exercises or settlements of employment-based equity compensation granted to Schwartz by the Company during the term of his employment with the Company or any of its Affiliates.

4.	Notices. Section 15(g) of the Agreement is amended to change the Company’s notice and copy addresses to the following:
If to the Company, to it at:                 with a copy to:
Burger King Corporation                    Restaurant Brands International Inc.
5707 Blue Lagoon Drive                    130 King Street West, Suite 300
Miami, Florida 33126                    Toronto, Ontario MX5 1E1
Attention: Chief People Officer                Attention: General Counsel

5.
Miscellaneous. All provisions of the Agreement not modified by this Amendment remain in full force and effect. This Amendment may be executed in any number of counterparts, each of which shall be deemed to constitute an original and all of which shall be deemed to constitute one and the same instrument. Whenever possible, each provision of this Amendment will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Amendment is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Amendment.

[signatures on following page]

IN WITNESS WHEREOF, the Company and Schwartz have executed this Amendment as of the dates listed below.

DANIEL SCHWARTZ Signature: /s/ Daniel Schwartz Print Name: Daniel Schwartz Date: January 23, 2019	BURGER KING CORPORATION By: /s/ Jill Granat Name: Jill Granat Title: Assistant Secretary Date: January 23, 2019